Homestead Village Guest Studios

NEWS RELEASE                          Contact:  Investor Relations, Kelly F. Lee
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                                                     800/201-9455 - 770/303-8299


                   HOMESTEAD VILLAGE ANTICIPATES THIRD QUARTER
                     EBITDA WILL EXCEED ESTIMATE BY 18%-24%

ATLANTA -  (October  7,  1999) -  Homestead  Village  Incorporated  (NYSE:  HSD)
announced today that its third quarter 1999 earnings before depreciation, interest, taxes, and amortization (EBITDA) will be 20 cents to 21 cents per diluted share (excluding gains on sale of excess land), exceeding the published First Call(R) estimate of 17 cents by 18% to 24%. Management said that the primary reasons for the performance exceeding analyst's expectations were a higher level of occupancy during the third quarter and an improved property-level operating margin. Homestead's property-level operating margin was 60.1% for the quarter ended September 30, compared to 54.1% in the second quarter 1999. For the third quarter 1999, the company's average occupancy was 75.2%; the average occupancy during the second quarter 1999 was 70.9%. At September 30, Homestead had 136 operating properties, including seven hotels that opened during the third quarter. Homestead is scheduled to release its third quarter performance information on November 4, 1999.

         Since May 1999, the company has sold or placed under contract 16 of its 24 parcels of land-held-for-sale; the estimated net sale proceeds from these 16 parcels would be approximately $82 million or 85% of the $96.6 million carrying value of all the land-held-for-sale. Proceeds from the land sales will be used primarily to retire debt. Management believes that the aggregate proceeds from land sales will be adequate to recover the company's carrying value in the assets. Management noted that the timing of a sale, as well as the actual proceeds, can vary until a purchaser has waived all contingencies in a contract or the transaction has closed. The company's goal is to have most of the sites sold in the first half of 2000.

         Homestead Village, based in Atlanta, Georgia, is an owner and operator of 136 extended stay lodging facilities in 28 states. Focused on the business traveler, Homestead has developed a proprietary operating system to ensure its customers a consistent, high-quality, uniform lodging experience.


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Homestead's  press  releases  and  corporate  information  are  available on the company's web site at www.stayhsd.com.

In addition to historical information, this press release contains forward-looking statements under the federal securities laws. These statements are based on current expectations, estimates and projections about the industry and markets in which Homestead operates, management's beliefs and assumptions made by management. Forward-looking statements are not guarantees of future performance and involve certain risks and uncertainties, which are difficult to predict. Actual operating results may be affected by changes in national and local economic conditions, competitive market conditions, changes in financial markets or interest rates that could adversely affect Homestead's cost of capital and its ability to meet its financing needs and obligations, weather, and the ability of potential buyers of land-held-for-sale to obtain financing for such a purchase, and therefore, may differ materially from what is expressed or forecasted in this press release.